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                                                                    EXHIBIT 99.2

AMERICAN ORIENTAL BIOENGINEERING, INC.
THIRD QUARTER 2006 EARNINGS
NOVEMBER 14, 2006

OPERATOR:             Good afternoon, my name is Rich, and I'll be your
conference operator today. At this time, I would like to welcome everyone to the American Oriental Bioengineering Third Quarter 2006 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there'll be a question and answer period. If you would like to pose a question during this time, please press star and then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

                      It is now my pleasure to turn the floor over to your host, Matthew Hayden of Hayden Communications. Sir, you may begin your conference.

MATTHEW HAYDEN:       Thank you, Rich, and welcome everyone to AOB's 2006 Third
Quarter conference call. Today's press release announcing the results was posted to the appropriate news wires just after the markets closed, along with the 10-Q. On our call today is Mr. Tony Liu, Chairman and CEO of AOB; as well as Ms. Lily Li, COO and acting CFO. Additionally, Mr. Wilfred Chow, VP of Finance; and Ms. Flora Hua who is the company's controller, are also present on the call. Today's call will include a formal presentation by the management, followed by a Q and A session to open to those participants.

                      Before we get started, I'm going to review the cautionary statement about forward-looking statements. This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the federal securities laws regarding AOB. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions, and other statements other than statements that are historical in nature. These forward-looking statements are based on current management's expectations and are subject to risks and uncertainties that may result in expectations not being realized, and may cause actual outcomes to differ materially from the expectations reflected in these forward-looking statements. Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulation, and other risks contained in the statements filed from time to time with the SEC. All such forward-looking statements, whether written or oral, whether made by or on behalf of the company, are expressly qualified by the cautionary statements and other cautionary statements which accompany the forward-looking statements. Because forward-looking statements are subject to risks and uncertainties, we caution you to not place undue reliance on these. Forward-looking statements that are made during this conference call speak only to the date, and all oral and written forward-looking statements are qualified by these statements.

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                      With that out of the way, I'd like to turn the call over
to Mr. Tony Liu, Chairman, CEO and President, as well as Mr. Wilfred Chow who will translate on behalf of Tony. Congratulations on a great quarter, and the floor is now yours.

WILFRED CHOW:         (Speaking in Mandarin)

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         Good afternoon, everyone, and thank you for joining us for our third quarter earnings conference call.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         I'm pleased to report that AOB achieved its record
revenue, net income and earning per share in the third quarter.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         AOB benefited during the quarter for continued organic
growth from both the company's major product division of plant-based pharmaceuticals and plant-based nutraceuticals, and from strong contribution from our recent acquisition of GLP and HQPL.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         First in pursuing with certainty (sp?) to aggressively
grow revenue through a combination of new product introductions, ongoing market penetration, particularly into rural areas, strategic acquisitions and distribution channel leverage, while at the same time maintaining or expanding margins through ongoing operational improvements. I'm very pleased that we delivered on these initiatives in the third quarter.

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TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         An important part of our strategy has been and remains
acquisitions. The landscape in China in the pharmaceutical and nutraceutical sectors continues to rapidly evolve. We are well positioned to take advantage of this evolution, and I'm pleased to report the steps that we have taken this year to complement our business through acquisitions are already yielding returns that have exceeded our expectations.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         Since the acquisition in April of this year, GLP has
generated over eight million in revenue, which equates to greater than 80 % of GLP full year's result prior to the acquisitions. Our expectation is that this momentum will continue, and we expect to exceed the initial six million in GLP orders we announced last month for the fourth quarters.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         Additionally, as we begin to utilize HQPL's extensive
distribution channels to sell and market our products, we believe further growth opportunities exist, providing confidence in our future growth outlook. Based on these factors, in addition to our strong management team, I am confident in our strategy and ability to meet these objectives.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         I remain highly confident in our ability to continue to
execute on our defined strategy, and look forward with great excitement to pursue these many interesting opportunities available to this dynamic and well positioned company.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         Wilfred and Lily will provide additional details about the quarter, and then we will be happy to answer questions. Thank you.

TONY LIU:             (Speaking in Mandarin)

WILFRED CHOW:         That's all I want to mention here, thanks.

                      Thank you, Tony. I will now provide some detail about our third quarter results, and Ms. Li Lily will conclude with an operational update, and provide guidance regarding our financial performance for the fourth quarter 2006.

                      As Tony mentioned, the company reported total revenue of
27.1 million, representing a 101.9% increase, versus the third quarter last year. Organic growth rate was 63% for the quarter, with GLP contributing 5.2 million in quarterly revenue. Looking into our two major product centers, PBP revenue increased130.5% from the third quarter last year, to 19.9 million, and PBN revenue increased at 50.3% to 7.2 million. The major targets for growth within PBP were a 51.5% increase in year over year sales for our Shuanghuanglian Injection Powder, to 6.5 million, a 117.8% increase in sales of our Cease-Enuresis Soft Gel and Patches to 6.6 million, and inclusion of revenue from GLP. PBN revenue benefited primarily from continued strong growth of our peptide tablet, of 69.9% to 5.3 million.

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                      Gross profit for the third quarter increased 113.1% to
18.1 million, with gross margins improving 3.5% to 66.9% compared to 63.4% last year.

                      Operating expenses totaled 8.8 million compared to 3.9 million in the prior year period. Operating expenses, as a percentage of revenue, increased 3% to 32%. The largest increase in operating expenses was advertising expense, which increased to 3.6 million compared to 0.8 million in the prior year period. Advertising expenses increased in the third quarter as the company dedicated additional resources towards promoting the benefit of the company's core PBP products, especially the Shuanghuanglian Injection Powder, Cease-Enuresis Soft Gel and Patch, in addition to the newly-acquired GLP product portfolio.

                      Sales and marketing expenses increased to 2.2 million in the third quarter compared to 0.9 million as the company increased the number of employees, the compensation to support overall revenue growth.

                      General and administrative expenses decreased 6.3% to 8.2% of sales, compared to 14.5% of sales last year as management diligently controlled expenses growth (sp?) in the this area.

                      Operating income for the third quarter increased 101.6% versus the comparable quarter last year, to 9.4 million. Operating margin of 34.5% for the third quarter 2006 was relatively unchanged versus last year. Strong year over year revenue growth and increased gross margin offset by the higher expenses contributed to the higher year over year increase in operating income.

                      The company income tax rate decreased slightly to 20.2% compared to 23.3% last year as the company enjoyed some favorable tax treatment as a result of the GLP acquisition. Net income increased 103.5% to 7.6 million, or $0.12 per fully diluted share, compared to 3.7 million, or $0.8 per fully diluted share last year. Diluted EPS increased 50% year over year.

                      For the nine month period ending September 30th 2006, revenue increased 98% to 6.2 (sp?) million. Organic growth which exclude the contribution from GLP was 74.5%, PBP revenue increased 118.6% to 48.2 million. PBN revenue increased 62.9% to 21 million. Gross profit increased 107.1% to 46 million with gross margin of 66% compared to 63.6% last year. Operating income for the nine month period was 22.8 million, or an 87.7 increase. Operating margin were 32.9% as compared to 30.7 (sp?) last year, as operating expenses increased to support revenue growth. Net income increased 99.1% to 18.4 million, or $0.30 per fully diluted shares, compared to 9.2 million or $0.02 per fully diluted shares for the comparable period last year.

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                      We continue to have a very strong balance sheet. Cash and
cash equivalent at the end of the third quarter stood at 71.9 million, which increased 14.3 million from the end of 2005. Total debt at quarter end was 11 million, versus 3.7 million at the end of 2005, with the increase primarily as a result of the GLP acquisition.

                      Inventory increased 19.8% to 12.6 million versus the third quarter last year. The increase in inventory level was a result of the company's efforts to support continued growth ahead. Accounts receivable increased 24.3% year over year to 9.6 million. With respect to DSO for the third quarter 2006 decreasing (sp?) 30 days from third quarter to 32 days.

                      As a result of our strong net income and the improving working capital management, cash flow from operations was 15.1 million for the nine month period ending September 2006. Free cash flow was 11.8 million.

                      I will now turn the call over to Ms. Lily. Lily.

LILY LI:              Thanks, Wilfred. As Tony mentioned, we were very pleased
with the third quarter results as this was the second consecutive quarter in which we posted record quarterly revenue and net income while reporting the highest of quarterly EPS in the company's history. We believe AOB is uniquely positioned to further penetrate the Chinese market, increase our adjustable customer base and make strategic and complementary acquisitions. Let me provide an update on a number of initiatives, including PLP integration, the establishment of our new operation in Shenzhen, the current acquisition environment in China, and finally, our guidance outlook for the fourth quarter 2006.

                      First, our acquisition of GLP continues to progress consistent with our internal targets. In addition to recording over $8 million in revenue in just a little over five months, we continue to make several operational improvements as we look to bring GLP up to AOB standards. In just under two full quarters, this acquisition has improved GLP's growth margin by 9.6% to 68.2% by reducing inefficiencies, and improving sales to drive higher overall utilization. This improvement has a beneficial impact on our overall consolidated results. We look to continue to increase sales as we commit to the necessary resources to maintain strong growth of this well recognized brand name in women's health. Our advertising initiatives with spokesperson, Ms. Ni Ping, continue to resonate with our core female demographic, and the acquisition of HQPL has dramatically increased our sales channel. Based on this continued momentum, we believe our orders for GLP products scheduled for delivery, fourth quarter our projection of $6 million announced at end of September.

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                      As we mentioned in October, we are establishing a new
operation in Shenzhen. Our Shenzhen facility will include company management, administration, accounting and other functions. But manufacturing continues to take place in Harbin and at GLP's facilities in Southern China. In summary, the reasoning for the move was to make as many of our business functions accessible to all of our facilities throughout China. Our focus remains the largest pharmaceutical and the nutraceutical market in China, while we have established the brand and established the distribution networks, and a loyal, growing customer base. As part of our ongoing efforts to develop the market in China, we are working closely with the PRC Government to promote plant-based products globally and we are very proud to hold the Osc Participate (sp?) in the international traditional Chinese medicine program for corporations in science and technology. We will (inaudible) of the success of this program to highlight the benefits of plant-based medicines in China and abroad, and adoption of plant-base (inaudible) outside of China will present opportunities for us in other markets.

                      Turning to the acquisition environment in China, we continue to see an opportunity to capitalize on this very fragmented and rapidly evolving industry. There are few companies in our sector with the human, strategic and capital resources available to us to execute an effective acquisition strategy. We have a 12 person acquisition and due diligence team (inaudible) in disciplines ranging from medicine, marketing, operations, real-estate, regulatory, and finance. As we have stated in the past, we will continue to monitor the landscape to evaluate any potential companies that will increase our market presence and can be immediately accretive to our overall earnings.

                      Finally, after substantial deliberation, we are going to begin giving guidance for each upcoming respective quarter. This will include revenue guidance within a range and the associated EPS expectation. We believe at this time it is prudent to begin providing increased granularity to investors into our future results.

                      For the fourth quarter 2006, we anticipate revenue will be in the range of 37 million to $39 million and EPS of at least $0.15 per fully diluted shares. This is based on the estimated diluted share comps of 65 million. Our fourth quarter revenue at estimated range represents growth of approximately 87% to 97% increase from the comparable quarter last year, with EPS of $0.15, increasing 66.7% year over year. Based on our fourth quarter 2006 expectations, this would equate to annual revenue to be in the range of $106 million to $108 million, and the EPS of at least $0.12 (inaudible).

                      At this time, I would like to turn the call over to the operator please.

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OPERATOR:             At this time I would like to remind everyone, if you would like to pose a question please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q and A roster.

                      I would like to remind everyone, if you would like to pose a question, press star and the number one on your telephone keypad.

                      Your first question comes from Will Lyons of Westminster Securities.

WILL LYONS:           Hi, Lily.  Hi, Wilfred.

WILFRED CHOW:         Hi, Will.

LILY LI:              Hi, Will, how are you?

WILL LYONS:           I'm great, thank you. Congratulations on such a great
quarter!

LILY LI:              Thank you very much.

WILL LYONS:           I have a couple of sort of housekeeping questions and then a couple of bigger, bigger picture questions. Did you complete the move to Southern China in the third quarter?

LILY LI:              Yes, we're almost complete.

WILL LYONS:           And what was the cost of that that we're seeing in the
third quarter numbers?

LILY LI:              Yeah, actually, it's minor cost in third quarter... yeah.
Wilfred, would you like to add something for this question?

WILFRED CHOW:         Okay, the headquarter move, we actually have rented the
headquarter, so it's not going to be a major move for us.

WILL LYONS:           Oh, okay. Inventory reserves in the, as of September 30
were about flat with the end of last year, but they were down substantially as a percentage of your total inventory. Can you give us some color on that, why that happened?

WILFRED CHOW:         We are very consistent in applying our inventory reserve
policies, and the increase in our inventory is basically in, acquiring (sp?) of our new raw material to prepare for our revenue growth. So the increase in inventory is basically new raw material that we...

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WILL LYONS:           But your obsolescence, you know, your reserve is down
substantially as a percentage. Is that something we should expect to be maintained going forward?

WILFRED CHOW:         Again, we are very consistent in applying our inventory
reserve policies.

WILL LYONS:           Okay, all right. Lily mentioned some, you know, various
actions you've taken to improve GLP which I think those are looking well (sp?) for the company for a while, we're not surprised to see your success in that, but could you give us some details on exactly what you did? Did you reduce the headcount? What other specific moves did you undertake?

LILY LI:              Okay, actually, we took several steps for GLP, for GLP
products. First we, as you know, we had the spokesperson, the very famous hostess in China, Ms. Ni Ping. That advertising woman has already bring us very good results as you can see. And second, we have already utilized the HQPL distribution channels starting from this quarter especially. So that, so GLP revenue benefits from the distribution channel as well.

WILL LYONS:           It wasn't so much a question of reducing cost. It was more about increasing revenue.

LILY LI:              Okay, so regarding the cost reduced, we benefit from the
economy of the scale. At the same time, we utilize the same marketing and sales team on all AOB products. So that, that reduced the costs significantly.

WILL LYONS:           Okay, all right. And lastly, going back to acquisitions
with of course with $71 million on the balance sheet, you guys must be itching to make an (inaudible). What are, what sort of criteria are most important to you now having done this, and having such success again with GLP, are you looking for geographic complementary companies, or product lines that fit in with what you believe are areas you'd like to be more active, or what is your criteria?

LILY LI:              Okay. As you know, we have 12 people dedicated in
evaluating and identifying the future target companies. And our criteria for acquisition includes the high strategic value, the very strong growth and profitability potential, as well as the attractive valuation. So we, now we are very aggressively working on identifying and evaluating the future acquisition targets.

WILL LYONS:           Would it be realistic to expect you, when you announce a
new acquisition, to take two to three quarters to improve the operations and get everything moving all in one direction and then do another acquisition, or might they come at any time? What is your strategy on timing?

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LILY LI:              Okay. As you know, acquisitions have been and continue to
be our top priority. And on the contrary, on one hand, we are working to improve our organic revenue. On the other hand, we are aggressively working on acquisitions. So this has been and will continue to be our, you know, two-pronged business development strategy.

OPERATOR:             Your next question comes from Jeff Feinberg of JLF Asset
Management.

JEFF FEINBERG:        Thank you very much, congratulations.

LILY LI:              Thank you.

JEFF FEINBERG:        I guess the only question that was not asked that I was
interested in was, was two-parts, so I guess the first is what would you describe are the key elements that are allowing you to grow at such a wonderful organic leap to 60s% plus rate that you've been achieving. What's the key element that's allowing you to maintain that?

LILY LI:              Yes. First we would like to say, we have a very good
management team, and particularly, we are very proud with our marketing and sales teams, who can, who have the capability to implement our strategy perfectly. And second, we should say, we are in a very good industry, fragmented, but a lot of opportunities there. So we are lucky we are in that opportunity and that environment, economic environment. Third, we have very good, we have solid infrastructure, as well as corporate culture, which ensure us to success in integrating our business. Did that, does that answer your question?

JEFF FEINBERG:        Absolutely, yes. So, over the last five years, do you
have, three or five years now, there's a number that you talk about in terms of your historic compound annual growth rate, organic sales growth. Can you update us what that number is approximately?

LILY LI:              I'm sorry, currently we cannot give that kind of guidance, but I would like to say, I'm confident the future organic growth as well as new acquisition integration.

JEFF FEINBERG:        I was talking historically, the last five years.

LILY LI:              Oh, okay. The last five years, it's, we have last, the
past three years.

JEFF FEINBERG:        That's fine.

LILY LI:              Yeah, it is 43%.

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JEFF FEINBERG:        Okay, obviously it's higher now, because of this year.
What's your organic growth this year?

LILY LI:              It is 63%.

JEFF FEINBERG:        So 63% this year, so if we include that, it's maybe 50%
for the last four years now.

LILY LI:              Uh-umm.

JEFF FEINBERG:        Okay, and I understand you don't want to give any specific projections, but it sounds like you feel that the growth potential in the future, there's no reason for that to be dramatically different?

LILY LI:              We are working on, yeah, remaining that level.

JEFF FEINBERG:        Wonderful. As your shareholders, thank you so much to the
team.

WILFRED CHOW:         Thank you.

OPERATOR:             Your next question comes from Barry Kitt of Pinnacle China
Fund.

BILL HOFFSAW (SP?):   Yes, hello, it's Bill Hoffsaw for Barry Kitt.
Congratulations Mr. Liu and Lily on a great quarter, and hi, Wilfred. Just a quick question on GLP. I know that there's an expectation that sales are going to increase again and I know there's a lot of leverage within that business as you described gross margins are going up. Could you talk about whether you expect the profitability to improve further there, and then could you talk about the impact that might have on the tax rate going forward?

LILY LI:              Okay. For the profitability of GLP, I would like to say,
we have confidence in improving that in the future. As you can see our, the operating margin for GLP has already been improved since it has already been improved it's... yeah, now it is 68%, yeah.

BILL HOFFSAW:         Gross margin?

LILY LI:              Gross margin, right.

BILL HOFFSAW:         Okay, and last quarter I think you reported that the
operating margin had been improved to about 17%. I expect that it's higher now? Is that true?

WILFRED CHOW:         That's a true statement.

BILL HOFFSAW:         Okay, thank you. And Wilfred, as we go forward here, I
know GLP gets a 0% tax rate, so with the revenue growing there and becoming I guess a larger percentage, I assume we'll see the tax rate continue to slide down slightly?

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WILFRED CHOW:         Yes, GLP actually has a very favorable tax rate for now
because it became a foreign investment company, which enjoys two years of tax exemption, the first two years, and a 50% concession for the next three years. Their original tax rate was 15%. And as the contribution from GLP increases, the effective tax rate can reduce. We've already seen that happen in the third quarter. Our original, our tax, effective tax rate for the second quarter was 23% and our effective tax rate for this quarter is 20%.

BILL HOFFSAW:         Great. And I know you all are making significant
contributions in your, or investments in your distribution in advertising. It seems like it's having a pull-through effect on some of your other products. Could you talk a bit about the future with regard to acquisitions, and how the infrastructure that you're building today, do you believe that is, that you might be able to leverage that distribution channel if you were to plug in more products?

                      In other words, if you were to go out and acquire a GLP in the future or something like that, it would seem to me that the strength that you're building in distribution and brand recognition for your advertising would be something that you'd be able to leverage, so I'm just wondering if that's part of the strategy long-term, is to build a platform in which you can plug-in these products?

LILY LI:              Yes, that's exactly correct. Now we are especially trained to establish two key points. First is that the recognized brand names which can be shared by all of our products. And second is that we are expanding our distribution channels further, even to not only to the urban areas, but also to the semi-urban and rural areas in China. So the distribution channels will be shared by all our future products.

BILL HOFFSAW:         There seems, Lily, there seems to be a bit of confusion
over the 1000, 100,000 points of distribution that you acquired. Could you talk a bit about that. I know that you acquired a license there which allows you to market your products, and that you're going to go ahead, and if I remember correctly, just distribute your own products through that new distribution channel. Could you tell us where you are in terms of exploiting that 100,000 points of presence. How many are you penetrated into now, and how do you expect that to roll-out?

LILY LI:              Okay. Currently, we have already penetrated almost all of
that distribution channel abroad through our acquisition of HQPL, and after the acquisition, we ceased all HQPL's other businesses and now HQPL's distribution channel solely sells our own products.

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BILL HOFFSAW:         Okay, and would you expect that the sales within that
business, those distribution channels will continue to rise and drive organic growth, is that a big opportunity for you?

LILY LI:              Yes, that is a big opportunity for us, and also for our
future products.

BILL HOFFSAW:         Very good, Lily. I appreciate it, and congratulations
again on a nice quarter, and nice to hear you have guidance, Lily.

LILY LI:              You're very welcome.

OPERATOR:             The next question comes Oz Tangun or Patara Capital.

OZ TANGUN:            Good afternoon, great quarter!

WILFRED CHOW:         Hi Oz, how are you?

OZ TANGUN:            Great, thank you. It's great, this is, there's nothing
much to ask you, you have put out some incredible numbers. One question we were trying to figure-out, your inventory only went up 19.8%, your sales are up significantly, and your accounts receivables increased only 24%. We generally see the opposite - a big build-up in accounts receivable, especially when you have big increase. I guess you guys have done a good job, you're managing that. Is that, you know, is it reasonable to think that this was an extraordinary quarter, or is this, how did you guys achieve that, in terms of managing inventories and accounts receivables that are very, leaning to a level, long-term revenues of 100%?

WILFRED CHOW:         Well actually the inventory increases partially is because of the acquisition of GLP as well. We have GLP added into this quarter. And we're, in this quarter, at the end of the quarter, we normally increase our level of our inventory to prepare for the growth in the fourth quarter as well. In terms of the AR we are very, we, our credit policy has been very straight. We select the most creditable distributors to work with, and we collect cash from them prior to additional product to them, and that's the way that we manage our AR currently.

OZ TANGUN:            Sure, sounds good. And you guys mentioned in the past that
GLP's operating margin should reach AOB's profit margin by the end of the year. I guess it's fair to assume you still feel comfortable with that?

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WILFRED CHOW:         Yes.

OZ TANGUN:            Okay. Will it make sense to use Ni Ping in advertising
other products for AOB, or are you going to just use her just for the Jinji products?

LILY LI:              Yes, currently we only have the intention to have them
advertise Jinji Series products. And we will not, you know, in order to keep this image consistent and not cause any confusion.

OZ TANGUN:            I see. And over the year, getting leverage, when you put
the AOB logo and the advertising, so you're getting leverage right across the board, will it make sense to find people like Ni Ping, maybe for some other products, or I guess currently you're pleased with what's going on and you're just going to keep doing it?

LILY LI:              That's possible we will select some other celebrities in
China to represent other products.

OZ TANGUN:            That sounds great. Great quarter, congratulations!

OPERATOR:             Your next question comes from Julie Chen of Brean Murray.

JULIE CHEN:           Hi, Wilfred. Hi, Lily. How are you doing?

LILY LI:              Good, thank you.

JULIE CHEN:           Just a few questions. I understand that you're going to
have revenue break-down of PBP, PBN about two-thirds and one-third. This quarter you're reporting about 70 / 30% breakdown. Is that something that we should be looking at where PBP is going to have a stronger presence than PBN products?

LILY LI:              Yeah, currently, PBP products have stronger presence than
PBN products.

JULIE CHEN:           So is that something I should be looking at for the fourth quarter and for the year 2007 as well?

LILY LI:              No, no. Normally pharmaceutical products will, our
strategy, our business plan remains a little bit higher than PBN.

JULIE CHEN:           Okay. In terms of the operating expenses, just trying to
figure out for, we're looking at for the fourth quarter, for 2007, I know you had advertising costs went up slightly, and you also talked earlier about using other celebrities for other products and you're going to continue using Ni Ping for Jinji Series. Should I be looking at an increasing trend for advertising in this case?

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LILY LI:              The absolute numbers for advertising investments might
rise, but we don't think the percentage will increase significantly. Normally we will keep the investment, the advertising investment lower than 15% of total revenue.

JULIE CHEN:           Thank you. The other question I have is on SOX compliance.
Are you still on track of being, for being SOX compliant by the end of the fourth quarter, by December?

LILY LI:              Yes, yeah.

JULIE CHEN:           Could I ask how much you are spending per quarter for SOX
compliance?

WILFRED CHOW:         We, we're not spending a lot on that. We have a consultant to help us on that, but with the majority of work, we took it in-house. We have a pretty good internal record to begin with, so the overall cost is not going to be very material as compared to others, other companies.

JULIE CHEN:           And moving on, just to understand the move of the
headquarters into Shenzhen, you mentioned earlier that the cost is insignificant for the third quarter. How about for the fourth quarter, are there any one-time charges involved for this specific move?

WILFRED CHOW:         We're not going to have one-time charges on the, on this
move. The total number of employees that we're planning to move to our, the Shenzhen headquarters is currently approximately 100 people, and the 100 people is going to go there in stages, and we're, and at the same time, we're hiring people locally at the Shenzhen office. And that's, and the reason why we're picking Shenzhen is also the abundance of human resources over there. So the moving and relocation costs is not going to be material in our situation.

OPERATOR:             Thank you. Your next question comes from Daniel Zinn of
Orange Capital.

DANIEL ZINN:          Hey, Tony, Lily and Wilfred.

WILFRED CHOW:         Hi.

LILY LI:              Hi, how are you?

DANIEL ZINN:          Very good, how are you doing?

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LILY LI:              Good, thank you.

DANIEL ZINN:          Obviously, a congratulations on a very impressive quarter.

LILY LI:              Thank you.

DANIEL ZINN:          I guess most of, most of my questions have been asked and
answered. Perhaps you could elaborate a little bit on the acquisition pipeline. You talked about it a little bit earlier, and I know you're actively looking at acquisition opportunities. Can you comment on the acquisition environment or the price environment? What are you seeing in valuations and is the process becoming more competitive than you've seen over the past couple of years?

LILY LI:              The acquisition environment in China has become more
competitive, I mean, the competition is severe than the past years of course. At the same time, we see our advantages in this part. First is our track record. We have successfully completed (sp?) our newly acquired business that also gave the government to sell the business to the companies like AOB. Second, we have the dedicated team to evaluate and identify the target companies, and third, you know, the cash requirement for acquisition payment is still the key point for acquisition, to complete acquisitions. So we have strong cash position, we are confident we are still very competitive in, we have very good ability to compete in this area.

DANIEL ZINN:          And who are you seeing as your primary competitors for
businesses out there? Is that something which is changing? And then also if you could talk a little bit more closely about valuations, you know, you've obviously become accustomed to buying businesses at below book values, or low multiples of earnings. Are you seeing that changing?

LILY LI:              Yeah, for that part, now more and more foreign companies,
even some investment banks, big investment banks, they went to China, tried to purchase assets as well. For the evaluation, we think, we feel, you know, can find the attractive evaluation.

DANIEL ZINN:          Okay, well congratulations again, and thank you.

LILY LI:              Thank you.

OPERATOR:             Your next question comes from Shoumo Sadhukhan of Lotus
Partners.

SHOUMO SADHUKHAN:     Hi, Lily. Hi, Wilfred Really wonderful quarter, great job.
We expect highly, you guys to do really well and you continue to exceed our expectations. So my question first of all is, I've been reading some reports here in the press about the government putting price caps on certain pharmaceutical products in China, just to bring the prices down for the population in general, I'm wondering if that applies at all to any of the specific drugs or general areas that AOB targets?

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

LILY LI:              Yes, the government, now it is the tenth time to lower
pharmaceutical products price. But that move mainly involves the many, for the generic, especially for the generic drugs or (inaudible) drugs. Not for the new developed drugs. So for our products like Cease-Enuresis Soft Gel, this product is the first grade flax-based pharmaceutical product, so for this kind of product, we will not have that price-lowering impact.

SHOUMO SADHUKHAN:     Are there any products that you've produced for which
there could be an effect from this type of activity by the government?

LILY LI:              Yes, like Shuanghuanglian Injection Powder, for that kind
of product, the government is trying to lower the price, but for us, our price has already been lower than the, than the competitors. So, actually we don't have very, you know, that will not give us very much impact.

WILFRED CHOW:         Let me add some points here as well as because this is
actually setting a price ceiling for the product that you cannot exceed the price, and currently, most, the majority of our major products selling here is way below our ceiling price now.

SHOUMO SADHUKHAN:     I see, okay. And I guess the intention of the government
is to take-out some of the profit margin mainly from the distribution channel, especially because there's some corrupt, sort of business practices going on in that distribution channel? Is that correct?

LILY LI:              Yes that's correct, yes.

SHOUMO SADHUKHAN:     Okay. Just the second question I had was, HQPL, do you
expect to be able to capture basically the distribution margin that you know on products that you already sell, and therefore increase your margins because you now control part of the distribution channel?

LILY LI:              Yeah, now we have, by using HQPL distribution channel, on
one hand we, in a very short time, penetrated those, that amount for distribution find (sp?), on the other hand, we sheltered the distribution chain, in this way, we can also say we save the cost.

SHOUMO SADHUKHAN:     And so that cost, you will be able to pick-up yourself, or you would give that cost effectively back to the consumer by, you know, basically giving them a lower price on the products?

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LILY LI:              We can use the saved cost to do more advertisements to
establish our brand name, and also we can, we have the space to lower the price to consumers.

SHOUMO SADHUKHAN:     Okay. And then, the next thing is, in terms of the
acquisition, the pace at which you want to buy companies, what is the limiting factor right now? Is it that you've, you know, done a good acquisition with GLP and you're still getting it integrated, you're still working on HQPL, and therefore, you don't want to, you know, spread yourself too thin, or is it that, is it an issue of finding the right candidate? What's the, what's the, you know, what has to happen before you can sort of go on and do the next one?

LILY LI:              The key thing here is we try to, you know, catch a really
good deals from many, you know, our evaluate the companies in several aspects. So, like, the good products portfolio, the really good growth and profitability potential, the attractive valuation, only you know, when the target companies satisfy all our, all these criteria, we can, you know, view it as a real candidate, and then we will start the negotiations, start to continue to the acquisition.

SHOUMO SADHUKHAN:     Okay, so the limiting factor is not that you can't do it
because you're working on GLP and other things, the limiting factor is actually finding an attractive candidate that fits all of your criteria.

LILY LI:              Yes, yeah.  Exactly.

SHOUMO SADHUKHAN:     I see, okay. Okay, I think that's it. Thank you for the
good quarter, and thanks for the questions and answers.

LILY LI:              Thank you.

OPERATOR:             I would like to turn the floor back to Wilfred for any
closing remarks.

WILFRED CHOW:         Thank you for everyone for joining the call today, and
please don't hesitate to contact myself and our colleagues at our event communication in the future, and thank you for the call. I guess I will talk to you all in the earnings call later on, next year, early next year.

LILY LI:              Thank you, everybody.

WILFRED CHOW:         Thank you.

OPERATOR:             This concludes today's American Oriental Bioengineering
conference call. You may now disconnect.

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